                                                                      Exhibit 11

                        Computation of Earnings Per Share
                        Quarter Ended September 30, 1996


Primary Earnings Per Share
                                      Quarterly               Year-to-Date
                                  Shares       EPS         Shares        EPS
                                  ------       ---         ------        ---

  Average Shares Outstanding    13,962,394    $ 0.64     14,436,091     $ 1.74
  CSE Incremental Shares           123,926                  189,265
     Total Average Shares
     Outstanding                14,086,320    $ 0.63     14,625,356     $ 1.71
                                ----------    ------     ----------     ------

  Dilution                                      0.88%                     1.29%

  Net Income                             $ 8,925,000              $ 25,056,000
                                         ===========              ============



Fully Diluted Earnings Per Share
                                     Quarterly              Year-to-Date
                                 Shares       EPS         Shares        EPS
                                 ------       ---         ------        ---

  Average Shares Outstanding   13,962,394    $ 0.64     14,436,091     $ 1.74
  CSE Incremental Shares          172,436                  187,248
     Total Average Shares
     Outstanding               14,134,830    $ 0.63     14,623,339     $ 1.71
                               ----------    ------     ----------     ------

  Dilution                                    1.22%                      1.28%

  Net Income                            $ 8,925,000               $ 25,056,000
                                        ===========               ============

